Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-184395) pertaining to the 2012 Equity Incentive Plan, 2012 Employee Stock Purchase Plan, 2005 Stock Plan, as amended, and Non-Plan Stock Option Agreements of Workday, Inc.,

2)	Registration Statement (Form S-8 No. 333-187665) pertaining to the 2012 Equity Incentive Plan of Workday, Inc., and

3)	Registration Statement (Form S-3 ASR No. 333-193332) and related Prospectus of Workday, Inc. for the registration of Class A common stock;

of our reports dated March 31, 2014, with respect to the consolidated financial statements of Workday, Inc. and the effectiveness of internal control over financial reporting of Workday, Inc. included in this Annual Report (Form 10-K) of Workday, Inc. for the year ended January 31, 2014.

/s/ Ernst & Young LLP

San Francisco, CA

March 31, 2014